Law Office
of
Randall V. Brumbaugh

August 17, 2009

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, as originally filed or as subsequently amended or supplemented.  In giving such consent, I do not admit that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Randall V. Brumbaugh

Randall V. Brumbaugh

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741
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